Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

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PSYENCE BIOMEDICAL LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, without par value	(1)	457(a)	1,148,598	$4.24	$4,870,055.52	0.0001381	$672.56

Total Offering Amounts:							$4,870,055.52		672.56
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$672.56

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional securities that may be offered or issued by the Registrant in connection with any stock split, stock dividend or similar transaction that results in an increase in the number of the Registrant’s outstanding Common Shares.

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.24, which represents the average of the high and low prices of the Registrant’s Common Shares on August 24, 2026 as reported on the Nasdaq Capital Market.